Exhibit 99.1

[LOGO OF ACTIVE POWER]

             ACTIVE POWER NAMES JIM CLISHEM CHIEF EXECUTIVE OFFICER

         Austin, Texas (May 10, 2006) -- Active Power, Inc. (NASDAQ: ACPW), the leader in battery-free critical power solutions, announced today that Jim Clishem has been promoted to Chief Executive Officer. Joseph Pinkerton, the company's founder, will continue in his role as Chairman of the Board.

This promotion recognizes the efforts of Mr. Clishem since taking over as President and COO in November 2005, and will afford Mr. Pinkerton greater opportunity to focus on long-range planning and on maintaining the company's technology leadership position. Mr. Clishem will continue concentrating on the day-to-day operations of the business, with an increased emphasis on the company's sales and marketing efforts on a worldwide basis.

"I couldn't be more pleased about this transition," said Joe Pinkerton. "Jim and I have been in lock-step since he joined us, and this natural progression will allow each of us to focus on the areas that play to our respective strengths. Active Power has clearly established itself as the technology leader in the $10 billion backup power industry. Now it's time to fully capitalize on these innovative products and Jim is poised to lead the charge."

Mr. Pinkerton formed the company in 1992 as Magnetic Bearing Technologies, Inc. In 1995 the company began developing a flywheel energy system specifically tailored to meet the needs of the backup power market and was renamed Active Power in 1996. Active Power went public in 2000, and has gone on to forge strong relationships with industry leaders including Caterpillar, GE, and Eaton Powerware. The company's environmentally friendly products have accumulated over 21 million hours of customer runtime in 39 countries.

"I'm pleased with the amount of confidence that our chairman Joe Pinkerton and the board have placed in me," said Jim Clishem. "Active Power is well-positioned to execute upon an expanded product line with a compelling service offering in an evermore energy aware market as a global provider of battery-free power quality solutions. What Joe and his team have built is something to be very proud of, and I look forward to a bright future as we continue with the tradition of excellence for which Active Power has become known."

ABOUT ACTIVE POWER:

Active Power, Inc. (www.activepower.com) designs, manufactures and markets battery-free power quality products that provide the consistent, reliable electric power required by today's digital economy. An ISO 9001-registered company, Active Power is the first to commercialize a flywheel energy storage system, CleanSource(R), that provides a highly reliable, low-cost and non-toxic replacement for lead-acid batteries used in conventional power quality installations. Active Power has also recently developed a new battery-free extended runtime product line (CoolAir(TM)) based on its proprietary thermal and compressed air storage technology. For more information visit www.activepower.com, e-mail info@activepower.com or call toll free 877-BUYACPW (289-2279).

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:

This release may contain forward-looking statements that involve risks and uncertainties. Any forward looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Specific risks include delays in new product development, product performance and quality issues and the acceptance of our current and new products by the power quality market. Please refer to Active Power filings with the Securities and Exchange Commission for more information on the risk factors that could cause actual results to differ.

Active Power and our Active Power logo and CleanSource are registered trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

ACTIVE POWER CONTACTS:

Tom Price, Public Relations for Active Power, 512.327.2195, tprice@bernardgroup.com
Michael Chibib, Investors, 512.744.9453, mchibib@activepower.com
Derek Jones, Corporate Communications, 512.744.9210, djones@activepower.com